Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports First Quarter Fiscal 2017 Results

ATLANTA, February 9, 2017 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three months ended December 31, 2016.
The Company reported a net loss from continuing operations of $1.4 million for the quarter ended December 31, 2016, compared with net income from continuing operations of $1.2 million for the same period last year. Results this quarter included a $2.7 million pre-tax charge related to the write-off of a legacy investment in a development site. Additionally, first quarter Fiscal 2016 results included a $3.6 million credit for insurance recoveries related to the Florida stucco issues.

“Our first quarter results reflected strong increases in both sales pace and average selling price, as well as a modestly higher gross margin,” said Allan Merrill, CEO of Beazer Homes. “These improvements allowed us to largely overcome the anticipated reduction in closings and community count, as well as a non-recurring SG&A expense.”

Mr. Merrill continued, “Looking forward, we are well positioned to advance our balanced growth strategy, which anticipates revenue and profitability growth, as well as an additional $100 million reduction in our debt through Fiscal 2018. We have a significant pipeline of new communities in place, targeting value-oriented first-time and active adult buyers, that will enable us to reach and surpass our “2B-10” targets. This includes a number of future Gatherings communities, as we expand this unique offering across our footprint.”

Beazer Homes Fiscal First Quarter 2017 Highlights and Comparison to Fiscal First Quarter 2016

•	Net loss from continuing operations of $1.4 million, compared to net income from continuing operations of $1.2 million the previous year

•	Adjusted EBITDA of $24.4 million, down $1.5 million

•	Homebuilding revenue of $336.1 million, effectively flat versus the prior year

•	995 new home deliveries, down 5.1%

•	Average selling price (ASP) of $337.8 thousand, up 5.3%

•
Homebuilding gross margin was 15.8%. Excluding impairments, abandonments, amortized interest and unexpected warranty costs (net of insurance recoveries), homebuilding gross margin was 20.5%, up 10 basis points

•	Selling, general and administrative expenses (SG&A) as a percentage of total revenue were 14.7%, up 150 basis points

•	Unit orders of 1,005, up 8.9%. Average community count was 156, down 7.9%

•	Unrestricted cash at quarter end was $158.6 million

Orders. Net new orders for the first quarter increased 8.9% versus the prior year, driven by an 18.2% increase in the absorption rate to 2.2 sales per community per month. The Company’s average community count declined 7.9% to 156 communities. The cancellation rate was 21.2%, down 460 basis points relative to the first quarter of last year and in line with historical levels.

Homebuilding Revenue and ASP. Homebuilding revenue for the first quarter was effectively flat year-over-year at $336.1 million. The average selling price rose 5.3% to $337.8 thousand, offsetting a 5.1% decline in closings versus the same period last year.

Backlog. The dollar value of homes in backlog as of December 31, 2016 rose 5.0% to $666.1 million, or 1,926 homes, compared to $634.6 million, or 1,912 homes, at this time last year. The average selling price of homes in backlog was $345.8 thousand, up nearly $14 thousand year-over-year.

Homebuilding Gross Margin. Homebuilding gross margin for the first quarter was 15.8%. Excluding impairments, abandonments, amortized interest and unexpected warranty costs (net of insurance recoveries), homebuilding gross margin was 20.5%, up approximately 10 basis points versus the prior year.

SG&A. Selling, general and administrative expenses, as a percentage of total revenue, were 14.7%, up approximately 150 basis points versus the prior year. The increase in SG&A was in part related to the previously mentioned $2.7 million charge, which was included in our general and administrative expenses. Excluding this charge, SG&A as a percentage of total revenue would have been 13.9%.

Liquidity. The Company ended the quarter with more than $300 million of available liquidity, including $158.6 million of unrestricted cash and $142.5 million available on its secured revolving credit facility.

Summary results for the three months ended December 31, 2016 are as follows:
Q1 Results from Continuing Operations (unless otherwise specified)

	Three Months Ended December 31,
	2016	2015	Change*
New Home Orders	1,005	923	8.9%
Orders per community per month	2.2	1.8	18.2%
Average active community count	156	169	(7.9)%
Actual community count at quarter-end	154	169	(8.9)%
Cancellation rates	21.2%	25.8%	-460 bps

Total Home Closings	995	1,049	(5.1)%
Average selling price (ASP) from closings (in thousands)	$337.8	$320.9	5.3%
Homebuilding revenue (in millions)	$336.1	$336.6	(0.1)%
Homebuilding gross margin	15.8%	17.3%	-150 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	15.8%	17.5%	-170 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	20.5%	21.5%	-100 bps
Homebuilding gross margin, excluding I&A, interest amortized to cost of sales and unexpected warranty costs (net of expected insurance recoveries)	20.5%	20.4%	10 bps

Income (loss) from continuing operations before income taxes (in millions)	$(3.9)	$1.8	$(5.7)
Expense (benefit) from income taxes (in millions)	$(2.5)	$0.6	$(3.2)
Income (loss) from continuing operations (in millions)	$(1.4)	$1.2	$(2.6)
Basic and diluted income (loss) per share from continuing operations	$(0.04)	$0.04	$(0.08)

Loss on debt extinguishment (in millions)	$—	$0.8	$(0.8)
Inventory impairments and abandonments (in millions)	$—	$1.4	$(1.4)
Net income (loss) from continuing operations excluding loss on debt extinguishment and inventory impairments and abandonments (in millions)	$(1.4)	$3.4	$(4.8)
Total Company land and land development spending (in millions)	$103.2	$111.7	$(8.5)
Total Company Adjusted EBITDA (in millions)	$21.7	$29.5	$(7.8)
Total Company Adjusted EBITDA, excluding unexpected warranty costs (net of recoveries) and write-off of a deposit on a legacy land investment (in millions)	$24.4	$25.9	$(1.5)
LTM Adjusted EBITDA, excluding unexpected warranty costs (net of recoveries), additional insurance recoveries, litigation settlement and write-off of a deposit (in millions)	$154.8	$153.7	$1.1

* Change is calculated using unrounded numbers.
“LTM” indicates amounts for the trailing 12 months.

As of December 31, 2016

	As of December 31,
	2016	2015	Change
Backlog units	1,926	1,912	0.7%
Dollar value of backlog (in millions)	$666.1	$634.6	5.0%
ASP in backlog (in thousands)	$345.8	$331.9	4.2%
Land and lots controlled	23,300	25,326	(8.0)%

Conference Call

The Company will hold a conference call on February 9, 2017 at 10:00 a.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation over the Internet by visiting the “Investor Relations” section of the Company's website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-619-8639 (for international callers, dial 312-470-7002). To be admitted to the call, verbally supply the passcode “BZH.” A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 800-839-9140 (for international callers, dial 203-369-3624) and enter the passcode “3740” (available until 10:59 p.m. ET on February 16, 2017), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for at least 30 days.

Headquartered in Atlanta, Beazer Homes is a geographically diversified homebuilder with active operations in 13 states within three geographic regions in the United States. The Company's homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition among lenders and enhanced customer service. The Company's active operations are in the following states: Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) economic changes nationally or in local markets, changes in consumer confidence, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as additional asset impairment charges or writedowns; (v) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vi) shortages of or increased prices for labor, land or raw materials used in housing production and the level of quality and craftsmanship provided by our subcontractors; (vii) our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (viii) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (ix) a substantial increase in mortgage interest rates, increased disruption in the availability of mortgage financing, a change in tax laws regarding the deductibility of mortgage interest for tax purposes or an increased number of foreclosures; (x) increased competition or delays in reacting to changing consumer preferences in home design; (xi) continuing severe weather conditions or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xii) estimates related to the potential recoverability of our deferred tax assets and a potential reduction in corporate tax rates that could reduce the usefulness of our existing deferred tax assets; (xiii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xiv) the results of litigation or government proceedings and fulfillment of any related obligations; (xv) the impact of construction defect and home warranty claims, including water intrusion issues in Florida; (xvi) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xvii) the performance of our unconsolidated entities and our unconsolidated entity partners; (xviii) the impact of information technology failures or data security breaches; (xix) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; or (xx) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.
Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share data)

	Three Months Ended
	December 31,
	2016	2015
Total revenue	$339,241	$344,449
Home construction and land sales expenses	285,578	285,511
Inventory impairments and abandonments	—	1,356
Gross profit	53,663	57,582
Commissions	13,323	13,774
General and administrative expenses	36,388	31,669
Depreciation and amortization	2,677	2,991
Operating income	1,275	9,148
Equity in income of unconsolidated entities	22	60
Loss on extinguishment of debt	—	(828)
Other expense, net	(5,196)	(6,565)
Income (loss) from continuing operations before income taxes	(3,899)	1,815
Expense (benefit) from income taxes	(2,540)	616
Income (loss) from continuing operations	(1,359)	1,199
Loss from discontinued operations, net of tax	(70)	(200)
Net income (loss) and comprehensive income (loss)	$(1,429)	$999
Weighted average number of shares:
Basic	31,893	31,757
Diluted	31,893	31,844
Basic income (loss) per share:
Continuing operations	$(0.04)	$0.04
Discontinued operations	$—	$(0.01)
Total	$(0.04)	$0.03
Diluted income (loss) per share:
Continuing operations	$(0.04)	$0.04
Discontinued operations	$—	$(0.01)
Total	$(0.04)	$0.03

	Three Months Ended
	December 31,
	2016	2015
Capitalized interest in inventory, beginning of period	$138,108	$123,457
Interest incurred	27,087	30,088
Interest expense not qualified for capitalization and included as other expense	(5,252)	(7,432)
Capitalized interest amortized to home construction and land sales expenses	(15,644)	(13,651)
Capitalized interest in inventory, end of period	$144,299	$132,462

BEAZER HOMES USA, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
($ in thousands, except share and per share data)

	December 31, 2016	September 30, 2016
ASSETS
Cash and cash equivalents	$158,623	$228,871
Restricted cash	15,963	14,405
Accounts receivable (net of allowance of $350 and $354, respectively)	51,797	53,226
Income tax receivable	288	292
Owned Inventory	1,618,544	1,569,279
Investments in unconsolidated entities	5,065	10,470
Deferred tax assets, net	312,666	309,955
Property and equipment, net	19,335	19,138
Other assets	5,862	7,522
Total assets	$2,188,143	$2,213,158
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$86,730	$104,174
Other liabilities	121,711	134,253
Total debt (net of premium of $1,535 and $1,482, respectively, and debt issuance costs of $14,509 and $15,514, respectively)	1,336,483	1,331,878
Total liabilities	$1,544,924	$1,570,305
Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	$—	$—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 33,545,721 issued and outstanding and 33,071,331 issued and outstanding, respectively)	34	33
Paid-in capital	867,084	865,290
Accumulated deficit	(223,899)	(222,470)
Total stockholders’ equity	643,219	642,853
Total liabilities and stockholders’ equity	$2,188,143	$2,213,158

Inventory Breakdown
Homes under construction	$422,493	$377,191
Development projects in progress	778,078	742,417
Land held for future development	172,824	213,006
Land held for sale	28,021	29,696
Capitalized interest	144,299	138,108
Model homes	72,829	68,861
Total owned inventory	$1,618,544	$1,569,279

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS
($ in thousands, except otherwise noted)

	Three Months Ended December 31,
SELECTED OPERATING DATA	2016	2015
Closings:
West region	510	492
East region	217	257
Southeast region	268	300
Total closings	995	1,049
New orders, net of cancellations:
West region	467	422
East region	228	248
Southeast region	310	253
Total new orders, net	1,005	923
	As of December 31,
Backlog units at end of period:	2016	2015
West region	785	885
East region	455	478
Southeast region	686	549
Total backlog units	1,926	1,912
Dollar value of backlog at end of period (in millions)	$666.1	$634.6

	Three Months Ended December 31,
SUPPLEMENTAL FINANCIAL DATA	2016	2015
Homebuilding revenue:
West region	$171,749	$157,196
East region	81,250	94,345
Southeast region	83,127	85,052
Total homebuilding revenue	$336,126	$336,593

Revenues:
Homebuilding	$336,126	$336,593
Land sales and other	3,115	7,856
Total revenues	$339,241	$344,449

Gross profit:
Homebuilding	$53,204	$58,063
Land sales and other	459	(481)
Total gross profit	$53,663	$57,582

Reconciliation of homebuilding gross profit before impairments and abandonments and interest amortized to cost of sales and the related gross margins to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.
In addition, given the unusual size and nature of the charges (net of expected insurance recoveries) recorded related to the Florida stucco issues, homebuilding gross profit is also shown excluding these charges. Management believes that this representation best reflects the operating characteristics of the Company.

	Three Months Ended December 31,
	2016		2015
Homebuilding gross profit/margin	$53,204	15.8%	$58,063	17.3%
Inventory impairments and abandonments (I&A)	—		788
Homebuilding gross profit/margin before I&A	53,204	15.8%	58,851	17.5%
Interest amortized to cost of sales	15,644		13,367
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	68,848	20.5%	72,218	21.5%
Unexpected warranty costs related to Florida stucco issues (net of expected insurance recoveries)	—		(3,612)
Homebuilding gross profit/margin before I&A, interest amortized to cost of sales and unexpected warranty costs (net of recoveries)	$68,848	20.5%	$68,606	20.4%

Reconciliation of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, debt extinguishment, impairments and abandonments) to total Company net loss, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies’ respective capitalization, tax position and level of impairments.
In addition, given the unusual size and nature of certain charges recorded during the periods presented, Adjusted EBITDA is also shown excluding these charges. Management believes that this representation best reflects the operating characteristics of the Company.

	Three Months Ended December 31,		LTM Ended December 31,(a)
	2016	2015	2016	2015
Net income (loss)	$(1,429)	$999	$2,265	$367,433
Expense (benefit) from income taxes	(2,579)	506	13,139	(324,724)
Interest amortized to home construction and land sales expenses, capitalized interest impaired and interest expense not qualified for capitalization	20,896	21,083	104,523	89,035
Depreciation and amortization and stock-based compensation amortization	4,859	4,747	21,864	20,505
Inventory impairments and abandonments (b)	—	1,356	13,216	4,465
Loss on debt extinguishment	—	828	12,595	908
Adjusted EBITDA	$21,747	$29,519	$167,602	$157,622
Unexpected warranty costs related to Florida stucco issues (net of expected insurance recoveries)	—	(3,612)	—	(3,612)
Additional insurance recoveries from third-party insurer	—	—	(15,500)	—
Litigation settlement in discontinued operations	—	—	—	(340)
Write-off of deposit on legacy land investment	2,700	—	2,700	—
Adjusted EBITDA excluding unexpected warranty costs (net of recoveries), additional insurance recoveries, litigation settlement and write-off of deposit	$24,447	$25,907	$154,802	$153,670

(a) “LTM” indicates amounts for the trailing 12 months.
(b) Amounts for the trailing 12 months ended December 31, 2016 and 2015 exclude capitalized interest impaired during the period. Capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses, capitalized interest impaired and interest expense not qualified for capitalization.”